Exhibit 10.44

EXECUTION VERSION

CREDIT AGREEMENT
dated as of

May 22, 2013
among
AMERICAN APPAREL, INC.,
THE FACILITY GUARANTORS PARTY HERETO,
LION/HOLLYWOOD L.L.C., AS INITIAL LENDER
and
THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS
Page

ARTICLE I Definitions	1

SECTION 1.01	Definitions 1

SECTION 1.02	Terms Generally. 11

SECTION 1.03	Accounting Terms; GAAP. 11

ARTICLE II Amount and Terms of Credit	12

SECTION 2.01	Loans. 12

SECTION 2.02	Making of Loans. 12

SECTION 2.03	Notes. 12

SECTION 2.04	Mandatory Principal and Interest Payments on Loans. 13

SECTION 2.05	Default Interest. 14

SECTION 2.06	Increased Costs. 14

SECTION 2.07	Optional Prepayment of Loans; Reimbursement of Lenders. 15

SECTION 2.08	Mandatory Prepayment; Commitment Termination. 16

SECTION 2.09	Maintenance of Loan Account; Statements of Account. 16

SECTION 2.10	Payments. 16

SECTION 2.11	Settlement Amongst Lenders. 17

SECTION 2.12	Taxes. 17

SECTION 2.13	Mitigation Obligations; Replacement of Lenders. 20

ARTICLE III Representations and Warranties	21

SECTION 3.01	Organization; Powers. 22

SECTION 3.02	Authorization; Enforceability. 22

SECTION 3.03	Governmental Approvals; No Conflicts. 22

SECTION 3.04	First Lien Credit Agreement Representations. 22

ARTICLE IV Conditions	23

SECTION 4.01	Closing Date. 23

ARTICLE V Covenants	25

SECTION 5.01	Senior Notes Indenture. 25

SECTION 5.02	Notices. 25

SECTION 5.03	Use of Proceeds. 26

SECTION 5.04	Additional Subsidiaries. 26

SECTION 5.05	Security. 27

SECTION 5.06	Designation of Restricted and Unrestricted Subsidiaries. 28

ARTICLE VI Events of Default	28

SECTION 6.01	Events of Default. 28

SECTION 6.02	Remedies on Default. 31

SECTION 6.03	Application of Proceeds. 31

ARTICLE VII Guarantee	32

SECTION 7.01	Guarantee. 32

SECTION 7.02	Release of a Guarantor. 33

SECTION 7.03	Limitation of Facility Guarantor’s Liability. 34

SECTION 7.04	Contribution. 34

SECTION 7.05	Waiver of Subrogation. 34

SECTION 7.06	Waiver of Stay, Extension or Usury Laws. 34

ARTICLE VIII Miscellaneous	35

SECTION 8.01	Notices. 35

SECTION 8.02	Waivers; Amendments. 35

SECTION 8.03	Expenses; Indemnity; Damage Waiver. 37

SECTION 8.04	Successors and Assigns. 39

SECTION 8.05	Survival. 42

SECTION 8.06	Counterparts; Integration; Effectiveness. 42

SECTION 8.07	Severability. 42

SECTION 8.08	Right of Setoff. 43

SECTION 8.09	Governing Law; Jurisdiction; Consent to Service of Process. 43

SECTION 8.10	WAIVER OF JURY TRIAL. 44

SECTION 8.11	Press Releases and Related Matters. 44

SECTION 8.12	Headings. 45

SECTION 8.13	Interest Rate Limitation. 45

SECTION 8.14	Additional Waivers. 45

SECTION 8.15	Confidentiality. 47

SECTION 8.16	Patriot Act. 48

SECTION 8.17	Foreign Asset Control Regulations. 49

EXHIBITS
Exhibit A:        Form of Assignment and Acceptance
Exhibit B:        Form of Note
Exhibit C:        Form of Joinder
Exhibit D-1        Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)
Exhibit D-2        Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)
Exhibit D-3        Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)
Exhibit D-4        Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships)

SCHEDULES
Schedule 1.01(a):    Lenders and Commitments
Schedule 3.01:        Organization Information

CREDIT AGREEMENT, dated as of May 22, 2013, among:
(a)    AMERICAN APPAREL, INC., a corporation organized under the laws of the State of Delaware, with its principal executive offices at 747 Warehouse Street, Los Angeles, California, for itself and as agent (in such capacity, the “Borrower”);
(b)    the FACILITY GUARANTORS now or hereafter party hereto;
(d)    LION/HOLLYWOOD L.L.C., as the initial lender hereunder; and
(d)    the other LENDERS from time to time party hereto;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom, the parties hereto agree as follows:

ARTICLE I
ARTICLE IIDefinitions
SECTION .Definitions
.
As used in this Agreement, the following terms have the meanings specified below:
“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (i) until the Closing Date, the aggregate amount of such Lender’s Commitments then in effect and (ii) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans, including PIK Interest added to the principal amount of such Loans, if any.
“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.
“American Apparel (USA)” means American Apparel (USA), LLC, a California limited liability company.
“Applicable Law” means as to any Person: (i) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law and (ii) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with, if applicable, the consent of any party whose consent is required by Section 8.04), in the form of Exhibit A.
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §101 et seq.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning set forth in the Preamble to this Agreement.
“Borrowing” means the incurrence of Loans on the Closing Date.
“Borrowing Notice” means a request by the Borrower for a borrowing of Loans delivered in accordance with Section 2.02(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed.
“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing; provided that, notwithstanding the foregoing, Capital Stock shall not include Indebtedness convertible into or exchangeable for Capital Stock.
“Cash Interest” has the meaning provided in Section 2.04(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq.
“Change in Law” means (i) the adoption of any law, rule or regulation after the Closing Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Credit Party with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date. Notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” has the meaning provided in the Senior Notes Indenture.
“Change of Control Offer” has the meaning provided therefor in Section 2.08(a).

“Change of Control Payment” has the meaning provided therefor in Section 2.08(a).
“Change of Control Payment Date” has the meaning provided therefor in Section 2.08(a).
“Charges” has the meaning provided therefor in Section 8.13.
“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, membership agreement or similar constitutive document or agreement, its by-laws and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock, and all other arrangements relating to the Control or management of such Person.
“Closing Date” means May 22, 2013.
“Code” means the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.
“Collateral” means any and all “Collateral” or words of similar intent as defined in any applicable Security Document (if any).
“Collateral Agent” means any collateral agent appointed pursuant to the Security Documents.
“Commitment” means, with respect to each Lender, the aggregate commitment(s) of such Lender hereunder to make Loans to the Borrower in an amount not to exceed the amount set forth opposite its name on Schedule 1.01(a) hereto. As of the Closing Date, the aggregate amount of the Commitments is $4,500,000.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Control” means the possession, directly or indirectly, of the power (i) to vote 25% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means (i) the Lenders, (ii) any Collateral Agent, (iii) the beneficiaries of each indemnification obligation undertaken by the Borrower and the other Loan Parties under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing and (v) the successors and assigns of each of the foregoing.
“Credit Party Expenses” means, without limitation, (i) all reasonable out-of-pocket expenses incurred by any Collateral Agent, such Collateral Agent’s Affiliates, the Initial Lender, the Initial Lender’s Affiliates and any other Lender, including the reasonable fees, charges and disbursements of counsel for the Initial Lender, the Lenders and such Collateral Agent, outside consultants for the Initial Lender and any Collateral Agent (including, without limitation, commercial finance examiners), in connection with the negotiation, preparation and administration of the Loan Documents or any amendments, modifications, supplements or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable out-of-pocket expenses incurred by the Initial Lender and its Affiliates in connection with the monitoring and oversight of the Lenders’ Loans (including expenses of counsel and costs associated with tax advice, structuring and reporting) and (ii) all reasonable out-of-pocket expenses incurred by the Initial Lender, any Lender and any Collateral Agent, including the reasonable fees, charges and disbursements of counsel and outside consultants for each of the Initial Lender, such Lender and such Collateral Agent (including, without limitation, commercial finance examiners), in connection with the enforcement or protection of their rights in connection with the Loan Documents, or in connection with the Loans made hereunder, including all reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided that the Lenders who are not the Initial Lender and any Collateral Agent shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).
“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under the Bankruptcy Code.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.
“Default Rate” has the meaning provided in Section 2.05.
“dollars” or “$” refers to lawful money of the United States of America.
“Eligible Assignee” means any assignee permitted by and consented to in accordance with Section 8.04(b); provided that in no event shall the Borrower or any of its Affiliates (other than the Initial Lender and its Affiliates) be Eligible Assignees.
“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the preservation or reclamation of natural resources, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material or to the environment.
“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party or one of their Subsidiaries directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Events of Default” has the meaning assigned to such term in Section 6.01.
“Excluded Taxes” means, with respect to any Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.12(a) and (iv) any United States withholding Taxes imposed under FATCA.
“Facility Guarantors” means each of the Subsidiaries of the Borrower from time to time party hereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the board of directors of the Borrower acting in good faith and shall be evidenced by board resolutions delivered to the Lenders; provided, that with respect to any price less than $7,500,000 only the good faith determination by the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the General Counsel, any Vice President or any Secretary of the Borrower shall be required.
“First Lien Credit Agreement” means the Credit Agreement, dated as of April 4, 2013, by and among American Apparel (USA) as borrower and the other borrowers and credit parties party thereto, the lenders party thereto, Capital One Leverage Finance Corp., as administrative agent and the other parties party thereto.
“First Lien Loan Documents” means the First Lien Credit Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement).
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September or December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.
“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” has the meaning provided in Section 7.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
“Indebtedness” has the meaning provided in the Senior Notes Indenture.
“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning provided in Section 8.03(b).
“Information” has the meaning provided in Section 8.15(a).
“Initial Lender” means Lion/Hollywood L.L.C. or any Affiliate thereof to whom its Loans are assigned within the first three months after the Closing Date.
“Intercreditor Agreement” means the Intercreditor Agreement among Capital One Leverage Finance Corp., as administrative agent under the First Lien Credit Agreement, U.S. Bank National Association, as collateral agent and trustee under the Senior Notes Indenture, the Borrower and the Facility Guarantors, dated as of April 4, 2013, as the same may be amended, supplemented or modified from time to time.
“Interest Election” has the meaning provided in Section 2.04(a).
“Interest Payment Date” means the last day of each of March, June, September and December.
“Interest Rate” means a per annum rate equal to 18%; provided, however, that if a Special Interest Trigger Event occurs, the Interest Rate means a per annum rate equal to 20%. Any change in the Interest Rate resulting from such Special Interest Trigger Event shall become effective retroactive to the Closing Date.
“Joinder Agreement” means an agreement, in the form attached hereto as Exhibit C, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Facility Guarantor.
“Lenders” means the Initial Lender, the other Persons identified on Schedule 1.01(a) hereto and each assignee that becomes a party to this Agreement as set forth in Section 8.04(b).
“Lien” has the meaning provided in the Senior Notes Indenture.
“Loan Account” has the meaning provided in Section 2.09(a).
“Loan Documents” means this Agreement, the Notes, the Security Documents, if any, any intercreditor arrangement entered into pursuant to Section 5.05 and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Loan Party” or “Loan Parties” means the Borrower and the Facility Guarantors.
“Loans” means all loans made pursuant to this Agreement pursuant to Section 2.01, all PIK Interest, if any, that has been added to the principal balance of the Loans on any Interest Payment Date pursuant to Section 2.04.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties, taken as a whole; (b) a material impairment of the rights and remedies of any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to pay any Obligations under the Loan Documents, when due; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party.
“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $2,500,000.
“Maturity Date” means October 4, 2018, and if such date is not a Business Day, the next succeeding Business Day.
“Maximum Rate” has the meaning provided therefor in Section 8.13.
“Minority Lenders” has the meaning provided therefor in Section 8.02(c).
“Notes” means the notes in substantially the form as attached hereto as Exhibit B, as may be amended, supplemented or modified from time to time.
“Obligations” means (a) the due and punctual payment of (i) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower or any Facility Guarantor under the Bankruptcy Code or any state, federal or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans and Facility Guaranties as and when due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Credit Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents.
“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” has the meaning provided therefor in Section 8.04(e).
“Participation Register” has the meaning provided therefor in Section 8.04(e).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning provided in Section 2.04(a).
“Real Estate” has the meaning ascribed to “Premises” in the Senior Notes Indenture.
“Register” has the meaning provided in Section 8.04(c).
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Release” has the meaning provided in Section 101(22) of CERCLA.
“Required Lenders” means (i) if there are two or fewer Lenders, all Lenders or (ii) if there are three or more Lenders, at any time, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans outstanding, including PIK Interest, if any, added to the principal amount of the Loans.
“Restricted Subsidiary” means any “Restricted Subsidiary” under the Senior Notes Indenture or, if the Senior Notes Indenture is no longer in effect, any Subsidiary of the Borrower which at the time of determination is not an Unrestricted Subsidiary.
“Security Documents” means each security agreement or other instrument or document executed and delivered pursuant to Section 5.05 of this Agreement or any other Loan Document to secure any of the Obligations, which shall be in form and substance substantially similar to those securing the “Obligations” (as defined in the Senior Notes Indenture), and shall be modified to give effect to the lien priority as contemplated by Section 5.05.
“Senior Notes” means the 13.0% senior secured notes due 2020 issued pursuant to the Senior Notes Indenture
“Senior Notes Documents” means the Senior Notes Indenture and the other Indenture Documents (as defined in the Senior Notes Indenture), in each case as in effect on the Closing Date without giving effect to any amendment, supplement or modification thereto.
“Senior Notes Indenture” means the Indenture dated April 4, 2013, by and among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, as such Indenture is in effect on the Closing Date without giving effect to any amendment, supplement or modification thereto.
“Settlement Date” has the meaning provided in Section 2.11.
“Significant Subsidiaries” means each Restricted Subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.
“Solvent” means, with respect to any Person on a particular date, that on such date (i) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (ii) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (v) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.
“Special Interest Trigger Event” has the meaning provided in the Senior Notes Indenture.
“Specified Financing Documentation” means, collectively, the First Lien Credit Agreement, the other First Lien Loan Documents, the Senior Notes Indenture, the other Senior Notes Documents and all amendments, exhibits and schedules relating thereto.
“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Commitment” means $4,500,000.
“Unrestricted Subsidiary” means any “Unrestricted Subsidiary” under the Senior Notes Indenture or, if the Senior Notes Indenture is no longer in effect, (i) any Subsidiary of the Borrower that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the board of directors of the Borrower in the manner provided in Section 5.06 and (ii) any Subsidiary of an Unrestricted Subsidiary.

SECTION .Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all financial statements and other financial information provided by the Borrower to any Lender shall be provided with reference to dollars, (g) all references to “$” or “dollars” or to amounts of money shall be deemed to be references to the lawful currency of the United States of America, and (h) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrower and the Initial Lender and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against any of the Lenders merely on account of any Lender’s involvement in the preparation of such documents.
SECTION .Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE III
ARTICLE IV
ARTICLE VAmount and Terms of Credit
SECTION .Loans.
Subject to the terms and conditions set forth herein, the Initial Lender agrees to make Loans on the Closing Date in an amount equal to $4,500,000. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
SECTION .Making of Loans.
(a)The Borrower shall give the Initial Lender irrevocable notice (which notice must be received by the Initial Lender prior to 6:00 p.m., New York City time, at least one Business Day prior to the Closing Date) requesting that the Initial Lender make the Loans on such dates and specifying the amount to be borrowed. Not later than 1:30 p.m., New York City time, on the Closing Date, the Initial Lender shall fund the amount of its Loans (as determined in accordance with Section 2.01) in immediately available funds to the Borrower by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Initial Lender.
(b)Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; provided, however, that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the applicable Note. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to Section 2.06.
SECTION .Notes.
(a)The Loans made by each Lender shall be evidenced by Notes, upon request by such Lender, duly executed on behalf of the Borrower, dated the Closing Date, payable to the order of such Lender in an aggregate principal amount equal to such Lender’s Commitment.
(b)Each Lender is hereby authorized by the Borrower to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.
(c)Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.
SECTION .Mandatory Principal and Interest Payments on Loans.
The Borrower may, at its option (an “Interest Election”), elect to pay interest on the Loans on each Interest Payment Date (i) in cash (“Cash Interest”), (ii) by increasing the outstanding principal amount of the Loans on the relevant Interest Payment Date by the amount of interest accrued from the effective date of any such Interest Election until such Interest Payment Date (“PIK Interest”), with such increases to the principal amount of the Loans allocated on a pro rata basis to the outstanding Loans of the Lenders in accordance with such Lenders Aggregate Exposure Percentages immediately prior to such allocation and/or (iii) at the Borrower’s discretion, partially in PIK Interest and partially in Cash Interest. Unless the context otherwise requires, for all purposes hereof, references to “principal amount” of the Loans refers to the face amount of the Loans and not gross proceeds funded hereunder and includes any interest so capitalized and added to the principal amount of the Loans from the date on which such interest has been so added.
(a)The Borrower must make an Interest Election by delivering a notice to each of the Lenders no later than ten (10) Business Days prior to the effective date of any Interest Election, which notice shall specify (x) whether such Interest Election is made under clause (i) and/or (ii) of the immediately preceding paragraph and (y) the effective date of such Interest Election, which effective date must be the next succeeding Interest Payment Date to occur after the date of the giving of such notice, or, if not a Business Day, the first Business Day to occur thereafter. An Interest Election shall remain in effect until the earlier of (i) next Interest Payment Date following the effective date of such Interest Election and (ii) the Maturity Date; provided that no more than one Interest Election may be given by the Borrower in any three-month period. In the absence of such an election for any interest period, interest on the Loans shall be payable as PIK Interest.
(b)Subject to Section 2.05, each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366 days, if applicable) at a rate per annum that shall be equal to the Interest Rate compounding quarterly to the extent provided in Section 2.04(c).
(c)Cash Interest accrued on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. PIK Interest accrued on each Loan shall be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest on the Interest Payment Date applicable to such Loan for such period and in such amounts as required by the relevant Interest Election(s). Any interest so added to the principal amount of the Loans shall bear interest as provided in this Section 2.04 from the date on which such interest has been so added. The obligation of the Borrower to pay PIK Interest shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement. Any additional interest accrued on each Loan as a result of the occurrence of a Special Interest Trigger Event shall be payable by increasing the outstanding principal amount of the Loans by the amount of PIK Interest on such immediately succeeding Interest Payment Date applicable to such Loan for such period and in such amounts as required by the relevant Interest Election(s) made pursuant to Section 2.04(a).
(d)All accrued and unpaid interest shall be paid in cash at maturity (whether by acceleration or otherwise), after such maturity on demand and upon any repayment or prepayment thereof (on the amount prepaid).
(e)In addition to interest payments required to be made hereunder, and subject to the rights of acceleration hereunder, the full unpaid principal balance of the Loans, including PIK Interest, if any, that has been added to the principal balance of the Loans, shall be payable in full on the Maturity Date.
(f)In computing interest on any Loan, the date on which such interest is paid shall not be included and the first date of the interest period applicable to such Loan shall be included.

SECTION .Default Interest.
After the occurrence of any Default which remains unremedied for twenty (20) days and at all times thereafter while such Default remains unremedied, interest shall accrue on all outstanding Loans including on PIK Interest, if any, that has been added to the principal amount of the Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (the “Default Rate”) equal to the Interest Rate in effect from time to time plus 2% per annum and such interest shall be payable in cash on each Interest Payment Date (or any earlier maturity of the Loans).
SECTION .Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender; or
(ii)impose on any Lender any other condition affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.06 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.06 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no compensation will be paid to any Lender with respect to any Change in Law that has occurred 180 days before such Lender has demanded compensation under this Section 2.06.
SECTION .Optional Prepayment of Loans; Reimbursement of Lenders.
(a)The Borrower shall have the right to prepay any outstanding Loans, in whole or part, upon at least two (2) Business Day’s prior written notice or facsimile notice to each Lender, prior to 5:00 p.m., New York City time.
(b)[Reserved.]
(c)Any prepayment made pursuant to this Section 2.07 shall be subject to the following limitations:
(i)All prepayments shall be paid to all Lenders for application to the prepayment of outstanding Loans, including PIK Interest, if any, together with any accrued and unpaid interest, ratably in accordance with each Lender’s Aggregate Exposure Percentage; and

(ii)Each notice of prepayment shall specify the prepayment date and the principal amount of the Loans to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that if a notice of prepayment is expressly conditioned upon the effectiveness of an acquisition, debt incurrence or equity issuance, then such notice of prepayment may be revoked (by notice to the each Lender on or prior to the specified prepayment date) if such condition is not satisfied.
(d)In the event the Borrower fails to prepay the Loans on the date specified in any prepayment notice delivered pursuant to Section 2.07(a), the Borrower, on demand by any Lender, shall pay to such Lender, any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay. Any Lender demanding such payment shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.
SECTION .Mandatory Prepayment; Commitment Termination.
(a)Upon the occurrence of a Change of Control, the Borrower will make an offer (a “Change of Control Offer”) to the Lenders to repurchase the Loans at a purchase price in cash equal to one hundred and six percent (106%) of (x) the aggregate principal amount of such Loans outstanding, including PIK Interest, if any, plus (y) accrued and unpaid interest (the “Change of Control Payment”). Within five (5) Business Days following any Change of Control, the Borrower will provide irrevocable notice to each Lender describing the transaction or transactions that constitute the Change of Control and stating the purchase price and the purchase date, which shall be no later than five (5) Business Days from the date such notice is given (the “Change of Control Payment Date”). On the Change of Control Payment Date, the Borrower will deposit with the applicable Lenders an amount equal to the Change of Control Payment in respect of the Loans of each Lender that has accepted the Change of Control Offer.
(b)The Commitments shall terminate at 5:00 p.m., New York City time, on May 22, 2013.
SECTION .Maintenance of Loan Account; Statements of Account.
(a)Each Lender shall maintain an account on its books in the name of the Borrower (each a “Loan Account”) which will reflect (i) all Loans made by such Lender to the Borrower, (ii) all increases in the outstanding principal amount of the Loans resulting from the payment of PIK Interest and (iii) any and all other monetary Obligations that have become payable.
(b)Each Loan Account will be credited with all amounts received from the Borrower or from others for the Borrower’s account. At the reasonable request of the Borrower, each Lender shall send the Borrower a statement accounting for its Loan Account during such Fiscal Quarter. Any such quarterly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrower.
SECTION .Payments.
(a)The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest or fees, of amounts payable under Section 2.06, Section 2.07(d) or Section 2.12, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)All funds received by any Person entitled thereto shall be applied in accordance with the provisions of Section 6.03 hereof, as applicable, ratably among the Persons entitled thereto in accordance with the amounts of principal, interest, and fees then due to such respective parties.
SECTION .Settlement Amongst Lenders.
The amount of each Lender’s applicable Aggregate Exposure Percentage of outstanding Loans shall be computed quarterly and shall be adjusted based on all Loans, all increases in the outstanding principal amount of the Loans resulting from the payment of interest in kind and repayments of Loans received by the Lenders as of 2:00 p.m., New York City time, on the first Business Day (such date, the “Settlement Date”) following the end of each Fiscal Quarter.
SECTION .Taxes.
(a)Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if a Loan Party shall be required to deduct, or a Collateral Agent or a Lender shall be required to remit, any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or remittances for Taxes (including deductions applicable to additional sums payable under this Section 2.12) the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions and (iii) the Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)Without duplicating the provisions of Section 2.12(a) above, the Loan Parties shall indemnify each Credit Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes pursuant to this Section 2.12 by a Loan Party to a Governmental Authority, the Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Lenders.
(e)(i) Any Foreign Lender that is entitled to an exemption from or reduction in withholding Tax shall deliver to the Borrower two (2) copies of:
(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service (“IRS”) Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI (or any substantively comparable subsequent versions thereof or successors thereto);
(C) in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 871(h) or 881(c) of the Code, a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and duly executed originals of IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto); or
(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any substantively comparable subsequent versions thereof or successors thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or any substantively comparable subsequent versions thereof or successors thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.
Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a Participant, on or before the date such Participant becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.12(e)(i), a Foreign Lender shall not be required to deliver any form pursuant to this Section 2.12(e)(i) that such Foreign Lender is not legally able to deliver.
(ii)     If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause 2.12(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)The Borrower shall not be required to indemnify any Lender or to pay any additional amounts to any Lender in respect of U.S. Federal withholding or backup withholding Tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of paragraph (e) or (g) hereof, as the case may be. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (i) on or before the date such Lender becomes a Lender hereunder (or, in the case of a transferee that is a Participant, on or before the date such Participant becomes a transferee hereunder), (ii) on or before the date on which any such form or certification expires or becomes obsolete and (iii) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.12(g), deliver to the Borrower two (2) copies of properly completed and duly executed IRS Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding Tax) or any subsequent versions thereof or successors thereto.
(h)If any Loan Party shall be required pursuant to this Section 2.12 to pay any additional amount to, or to indemnify, any Credit Party to the extent that such Credit Party becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Credit Party (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Credit Party or a change in the branch or lending office of such Credit Party, as the case may be, such Credit Party shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.12(h); provided however, that such efforts shall not include the taking of any actions by such Credit Party that would result in any tax, costs or other expense to such Credit Party (other than a tax, cost or other expense for which such Credit Party shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Credit Party have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Credit Party.
(i)If any Credit Party reasonably determines that it has received a refund of any Indemnified Taxes or Other Taxes paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, such Credit Party shall pay to the Borrower, with reasonable promptness following the date upon which it receives the refund an amount equal to the refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses incurred in securing such refund by the Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Credit Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Credit Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(j)For purposes of this Section 2.12, the term Applicable Law includes FATCA.
SECTION .Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.06, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.06 or Section 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
(b)If any Lender requests compensation under Section 2.06, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, including PIK Interest, if any, accrued interest on the Loans, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal, including PIK Interest, if any, accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.06 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE VI
ARTICLE VII
ARTICLE VIIIRepresentations and Warranties
To induce the Credit Parties to make the Loans, the Loan Parties executing this Agreement, jointly and severally, make, on the Closing Date, the following representations and warranties to each Credit Party, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:
SECTION .Organization; Powers.
Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and each Loan Party has all requisite power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party and each Subsidiary is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
SECTION .Authorization; Enforceability.
The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION .Governmental Approvals; No Conflicts.
The transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any material Applicable Law or the Charter Documents of any Loan Party, (c) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, or any other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.
SECTION .First Lien Credit Agreement Representations.
The representations and warranties of each Loan Party contained in Article V of the First Lien Credit Agreement, except for those representations and warranties contained in Section 5.25 thereof, shall be true and correct in all material respects as if such representations and warranties (and all related definitions to the extent not defined herein) were set forth in full herein, mutatis mutandis (provided that any such representation and warranty that is qualified as to materiality or “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (but without any duplication of any materiality qualifications) as of such earlier date, and the representations and warranties contained in Section 5.02 thereof shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.04 thereof .

ARTICLE IX
ARTICLE X
ARTICLE XIConditions
SECTION .Closing Date.
The obligation of the Initial Lender to make the Loans on the Closing Date is subject to the following conditions precedent:
(a)The Initial Lender (or its counsel) shall have received a counterpart of this Agreement signed on behalf of each party hereto.
(b)The Initial Lender shall have received a favorable written opinion (addressed to the Initial Lender and dated the Closing Date) of counsel for the Loan Parties covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Initial Lender shall reasonably request. The Loan Parties hereby request such counsel to deliver such opinions.
(c)The Initial Lender shall have received Charter Documents and such other documents and certificates as the Initial Lender or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance satisfactory to the Initial Lender and its counsel.
(d)The Initial Lender shall have received a certificate, reasonably satisfactory in form and substance to the Initial Lender, (i) certifying the Loan Parties and their Subsidiaries, taken as a whole, are Solvent as of the Closing Date and (ii) certifying that, as of the Closing Date, the representations and warranties made by the Loan Parties in the Loan Documents, or which are contained in any document furnished in connection herewith and therewith, are true and correct in all material respects; provided that any representation and warranty that is qualified as to materiality or “Material Adverse Effect” or similar language and the representation and warranty contained in Section 3.04 shall be true and correct in all respects; and that no Default or Event of Default exists.
(e)After giving effect to the consummation of the transactions contemplated under this Agreement and the other Loan Documents on the Closing Date (including any Loans made hereunder), no Default or Event of Default shall exist.
(f)All fees due at or immediately after the Closing Date and all Credit Party Expenses incurred in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Initial Lender), shall have been paid in full on or before the Closing Date. All such amounts will be paid with the proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Initial Lender on or before the Closing Date.
(g)All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Initial Lender.
(h)There shall have been delivered to the Initial Lender such additional instruments and documents as the Initial Lender or its counsel reasonably may require or request.
(i)The Initial Lender shall have received a notice with respect to such Borrowing as required by Section 2.02(a).
(j)The Initial Lender shall have received a true, correct and complete copy, certified as such by the Borrower, of (1) the First Lien Credit Agreement, (2) the Security Agreement, dated April 4, 2013, entered into in connection with the First Lien Credit Agreement, (3) the Intellectual Property Security Agreement, dated April 4, 2013, entered into in connection with the First Lien Credit Agreement, (4) the U.S. Pledge Agreement (as defined in the First Lien Credit Agreement), (5) the Guaranty, dated April 4, 2013, entered into in connection with the First Lien Credit Agreement, (6) the Deposit Account Control Agreement, dated April 4, 2013, among Capital One, N.A., American Apparel (USA), LLC, American Apparel Retail, Inc., Capital One Leverage Finance Corp., and U.S. Bank National Association, (7) the Security Agreement (as defined in the Senior Notes Indenture), (8) the IP Security Agreement (as defined in the Senior Notes Indenture), (9) the Pledge Agreement (as defined in the Senior Notes Indenture), (10) the Senior Notes Indenture, (11) the Intercreditor Agreement (as defined in the Senior Notes Indenture), (12) the Canadian Intercreditor Agreement (as defined in the Senior Notes Indenture), in each case, in effect as of the Closing Date, and (13) an amendment to the First Lien Credit Agreement and any loan documents related thereto, explicitly permitting all of the transactions contemplated hereby and by the other Loan Documents, and such amendment shall be in form and substance reasonably satisfactory to the Initial Lender and be in full force and effect on or prior to the Closing Date.
Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless all of the foregoing conditions are satisfied (or waived as provided in Section 4.01 hereof) at or prior to 12:00 noon, New York City time, on May 22, 2013 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time). The conditions set forth in this Section 4.01 are for the sole benefit of each Credit Party and may be waived by the Initial Lender, in whole or in part, without prejudice to any other Credit Party.

ARTICLE XII
ARTICLE XIII
ARTICLE XIVCovenants
SECTION .Senior Notes Indenture.
The Borrower shall comply with each covenant contained in Article IV and Article V of the Senior Notes Indenture, except for those covenants contained in Sections 4.01, 4.02, 4.06, 4.07, 4.10, 4.17 and

4.23 thereof, as if such covenant (and all related definitions to the extent not defined herein) were set forth herein, mutatis mutandis (and for the avoidance of doubt, the Borrower shall continue to comply with each such covenant irrespective of whether the Senior Notes Indenture has been terminated) (it being understood that (x) any requirement that the Borrower provide notice or information to the Lenders pursuant to the covenants incorporated herein shall be deemed satisfied if the Borrower provides such notice or information to the Lenders pursuant to, and in accordance with Section 5.02(c) hereof and (y) to the extent applicable, any reference in the covenants in the Senior Notes Indenture that are incorporated herein by reference pursuant to this Section 5.01 (A) to “Trustee” or “Holder” shall be deemed to be a reference to the Lenders and (B) to “Guarantors” shall be deemed to be a reference to the Facility Guarantors); provided that the covenants contained in Sections 4.18, 4.25 and 4.26 of the Senior Notes Indenture shall only be incorporated herein if, and at such time and for so long as, the Obligations are secured pursuant to the terms of Section 5.05 hereof; provided further that any reference in Section 4.11(b)-(d) to “Trustee” or “Holder” shall not be deemed to be a reference to the Lenders and the provisions of Section 4.11(b)-(d) of the Senior Notes Indenture shall not apply to the Lenders or to the Obligations. For the avoidance of doubt, for purposes of compliance with the foregoing covenants, clause (1) of the definition of “Permitted Indebtedness” in the Senior Notes shall be deemed to permit no more than $206,000,000 in aggregate principal amount of Notes and Exchange Notes, plus in each case, any increase in the principal amount of the Notes and Exchange Notes in connection with the payment of Special Interest (as defined in the Senior Notes Indenture).
SECTION .Notices.
The Borrower will furnish to each Lender:
(a)to the extent reasonably practical, immediately prior to the effectiveness of, but in any event, no later than five Business Days following the effectiveness thereof, copies of any material amendment, supplement, waiver, or other modification, replacement or renewal with respect to any Specified Financing Documentation;
(b)upon the request of any Lender, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public Capital Stock;
(c)within five days after the same are sent, copies of all notices that the Borrower or any Facility Guarantor sends to the trustee or the holders under the Senior Notes Indenture or any other Senior Notes Document;
(d)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary thereof, or compliance with the terms of any Loan Document, as any Lender may reasonably request;
(e)prompt written notice of a Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
SECTION .Use of Proceeds.
The proceeds of the Loans made hereunder on the Closing Date will be used only to pay fees and expenses related to the financing contemplated hereby, including but not limited to the attorney’s fees for the Initial Lender and the Borrower and for general corporate purposes. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.
SECTION .Additional Subsidiaries.
If any Loan Party shall form or acquire a Subsidiary after the Closing Date, the Borrower will notify each of the Lenders thereof and if such Subsidiary is required to become a “Guarantor” under the Senior Notes Indenture or any amendment, amendment and replacement, supplement, modification or refinancing thereof, the Borrower will cause such Subsidiary to become a Loan Party hereunder by executing a Joinder Agreement and under each applicable Loan Document (including any Security Documents, to the extent applicable), in the manner provided therein within ten (10) Business Days after such Subsidiary is formed or acquired and, if the Obligations are permitted to be secured pursuant to the Senior Notes Indenture, within ten (10) Business Days after such permission, promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Required Lenders shall reasonably request.
SECTION .Security.
(a)If and to the extent that the entire amount of the Obligations is permitted to be secured pursuant to clause (27) of the definition of “Permitted Liens” set forth in the Senior Notes Indenture (it being understood and agreed that such permission may depend on the ability of the Obligations to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio (as defined in the Senior Notes Indenture) provisions of Section 4.08(a) of the Senior Notes Indenture on such date of determination), the Borrower shall promptly, and in any event no later than ten (10) Business Days after such determination is made, enter into Security Documents to cause the Obligations hereunder to be secured on a junior priority basis to the Liens securing the “Obligations” (as defined in the First Lien Credit Agreement) of American Apparel (USA), LLC and the other “Loan Parties” under the First Lien Loan Documents and the “Obligations” (as defined in the Senior Notes Indenture) of the Borrower and the other “Guarantors” under the Senior Notes Indenture and the other Senior Notes Documents, and the Loan Parties shall not have any liens on their property or assets other than “Permitted Liens” (as defined in the Senior Notes Indenture) and the Borrower shall not be permitted to secure any other Indebtedness pursuant to clause (27) of the definition of “Permitted Liens” set forth in the Senior Notes Indenture unless and until the Obligations hereunder are so secured. Each Loan Party shall deliver such certificates, legal opinions and other information and documentation as reasonably requested by the Required Lenders pursuant to this Section 5.05.
(b)Neither the Borrower nor any of its Restricted Subsidiaries will take or knowingly omit to take any action that would materially impair the Liens in favor of the Lenders with respect to any material portion of the Collateral. The Borrower shall, and shall cause each Facility Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Required Lenders shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under Applicable Law to perfect (and maintain the perfection and priority of) the Liens created by the Security Documents, subject to Permitted Liens, at such times and at such places as the Required Lenders may reasonably request, in each case subject to the terms of the Security Documents.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, (i) neither the Borrower nor any Loan Party shall be required to enter into Security Documents or otherwise grant any security interest to the Lenders until and unless the Lenders enter into an Intercreditor Joinder (as defined in the Intercreditor Agreement) and (ii) no more than 65% of the voting Capital Stock of any Foreign Subsidiary (as defined in the Senior Notes Indenture) shall be required to be subject to a security interest of the Lenders; provided that the Borrower shall use commercially reasonable efforts to cause U.S. Bank National Association, as trustee and collateral agent under the Senior Notes Indenture and Capital One Leverage Finance Corp., as administrative agent under the First Lien Credit Agreement, to enter into such Intercreditor Joinder with the Lenders in order to effectuate the foregoing.
SECTION .Designation of Restricted and Unrestricted Subsidiaries.

After the termination of the Senior Notes Indenture:
(a)The Borrower’s board of directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or “Investment” (as defined in the Senior Notes Indenture) therein) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated, provided that (i) the Borrower certifies to each Lender that such designation would comply with Section 4.09 (as incorporated herein pursuant to Section 5.01 hereof) and (ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries.
(b)The Borrower’s board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (i) immediately after giving effect to such designation, the Borrower is able to incur at least $1.00 of additional Indebtedness (other than “Permitted Indebtedness” (as defined in the Senior Notes Indenture)) in compliance with Section 4.08 of the Senior Notes Indenture if such Senior Notes Indenture were in full force and effect; and (ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.
Any such designation by such board of directors shall be evidenced to each Lender by promptly filing with each Lender a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

ARTICLE XV
ARTICLE XVI
ARTICLE XVIIEvents of Default
SECTION .Events of Default.
If any of the following events (“Events of Default”) shall occur:
(a)any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 6.01(a)) payable under this Agreement or any other Loan Document and such failure shall continue for a period of five (5) consecutive days;
(c)any representation or warranty of any Loan Party in, or in connection with, any Loan Document (including pursuant to Section 3.04 hereof) or any amendment, supplement or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made;
(d)a default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document which default continues for a period of sixty (60) days after the Borrower receives written notice specifying the default (and demanding that such default be remedied) from the Required Lenders (except in the case of a default with respect to Section 5.01 hereof relating to a default under Section 5.01 of the Senior Notes Indenture, for which such period shall be thirty (30) days);
(e)the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower, or the acceleration of the final stated maturity of any such Indebtedness, in each case, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10,000,000 or more at any time;
(f)one or more judgments in an aggregate amount in excess of $10,000,000 shall have been rendered against the Borrower or any of its Restricted Subsidiaries (other than any judgment or portion thereof as to which a reputable and solvent third party insurer has not disclaimed coverage) and such judgments remain undischarged, unpaid or unstayed for a period of sixty (60) days after such judgment or judgments become final and non-appealable;
(g)the Borrower, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (i) commences a voluntary case or proceeding under the Bankruptcy Code with respect to itself, (ii) consents to the entry of an order for relief against it in an involuntary case under the Bankruptcy Code, (iii) consents to the appointment of a Custodian of it or for substantially all of its property, (iv) makes a general assignment for the benefit of its creditors; or (v) takes any corporate action to authorize or effect any of the foregoing;
(h)a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Borrower, any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding under the Bankruptcy Code, which shall (i) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Borrower, such Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, (ii) appoint a Custodian of the Borrower, such Significant Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for substantially all of its property or (iii) order the winding up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of sixty (60) days;
(i)(i) any Security Document of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, as of the last audited consolidated financial statements of the Borrower and its Restricted Subsidiaries would constitute a Significant Subsidiary at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Lenders (or any Collateral Agent on behalf of the Lenders) the Liens, rights, powers and privileges purported to be created thereby with respect to any of the Collateral related thereto, subject to no other Liens other than Permitted Liens (as defined in the Senior Notes Indenture on the Closing Date) and except as expressly permitted by the applicable Security Document; or (ii) the Borrower or any of the Facility Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Security Document (other than by reason of (A) a release of such obligation or Lien related thereto in accordance with this Agreement or the Security Documents or (B) the failure of a Lender or a Collateral Agent appointed by the Required Lenders to maintain possession of certificates, instruments or other documents actually delivered to it representing securities or other possessory collateral pledged under the Security Documents), which default, repudiation or disaffirmation event results in Collateral having an aggregate Fair Market Value in excess of $10,000,000 not being subject to a valid, perfected security interest in favor of such Collateral Agent or the Lenders under any Applicable Law (other than the law of any foreign jurisdiction) (to the extent required under the Security Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Borrower or any of the Facility Guarantors for any reason with respect to Collateral having an aggregate Fair Market Value of $10,000,000 or more; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within sixty (60) days after the Borrower receives written notice thereof specifying such occurrence from the Required Lenders demanding that such default be remedied; or
(j)(i) any Guarantee of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, as of the last audited consolidated financial statements of the Borrower and its Restricted Subsidiaries would constitute a Significant Subsidiary (A) ceases to be in full force and effect, (B) is declared by a court of competent jurisdiction to be null and void and unenforceable or (C) is found by a court of competent jurisdiction to be invalid or (ii) any Facility Guarantor that is a Significant Subsidiary denies its liability under its Guarantee, in each case other than in accordance with the terms thereof or by reason of release of a Facility Guarantor in accordance with the terms of this Agreement; or
(k)Dov Charney ceases to be chief executive officer of the Borrower;
then, and in every such event (other than an event described in Section 6.01(g) or Section 6.01(h) with respect to any Loan Party), and at any time thereafter during the continuance of such event, the Required Lenders may, by notice to the Borrower, declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans, including any interest paid-in-kind, and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. In case of any event with respect to any Loan Party described in Section 6.01(g) or Section 6.01(h), the Commitments shall automatically and irrevocably terminate and the principal of the Loans, including any interest paid-in-kind, and other Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
SECTION .Remedies on Default.
In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Required Lenders may proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
SECTION .Application of Proceeds.
After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral, if applicable, shall be applied in the following order:
(a)FIRST, ratably to pay any Credit Party Expenses, indemnities and fees then due to the Lenders until paid in full;
(b)SECOND, ratably to pay interest accrued in respect of the Obligations until paid in full;
(c)THIRD, ratably to pay principal due, including interest paid-in-kind, in respect of the Loans to the Borrower until paid in full;
(d)FOURTH, ratably to pay any other Obligations; and

(e)FIFTH, to the Borrower or such other Person entitled thereto under Applicable Law.
ARTICLE XVIII
ARTICLE XIX
ARTICLE XXGuarantee
SECTION .Guarantee.
Subject to this Article VII, each Facility Guarantor hereby fully and unconditionally, jointly and severally guarantees (such guarantee, as amended or supplemented from time to time, to be referred to herein as the “Guarantee”), to each of the Lenders and their respective successors and assigns that (i) the principal of, premium, if any and interest on the Loans shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Loans, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in this Agreement after the occurrence of any Event of Default set forth in Section 6.01(g) or (h), whether or not a claim for post-filing or post-petition interest is allowed under Applicable Law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest, to the extent lawful, of the Loans and all other obligations of the Borrower to the Lenders hereunder, thereunder or under any other Loan Document shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the other Loan Documents; and (ii) in case of any extension of time of payment or renewal of any of the Loans or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in this Section 7.01 and Section 7.03. Each Facility Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans, this Agreement, or any other Loan Document, the absence of any action to enforce the same, any waiver or consent by any of the Lenders with respect to any provisions hereof or thereof, any release of any other Facility Guarantor, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Facility Guarantor. Each Facility Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Loans, this Agreement and in this Guarantee.
The obligations of each Facility Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Facility Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Facility Guarantor in respect of the obligations of such other Facility Guarantor under its Guarantee or pursuant to its contribution obligations under this Agreement, shall result in the obligations of such Facility Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Facility Guarantor for such purpose shall include any claim of such Facility Guarantor against the Borrower for reimbursement and any claim against any other Facility Guarantor for contribution. Each Facility Guarantor may consolidate with or merge into or sell its assets to the Borrower or a Restricted Subsidiary without limitation in accordance with Section 5.01. If any Lender is required by any court or otherwise to return to the Borrower, any Facility Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Borrower or any Facility Guarantor, any amount paid by the Borrower or any Facility Guarantor to the such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Facility Guarantor further agrees that, as between each Facility Guarantor, on the one hand, and the Lenders on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Facility Guarantor for the purpose of this Guarantee.
SECTION .Release of a Guarantor.
(a)A Facility Guarantor will be automatically and unconditionally released from its Guarantee without any action required on the part of any Lender:
(i)if such Facility Guarantor shall have been released from its guarantee under the Senior Notes Indenture; or
(ii)upon payment in full in cash of the principal of, premium, if any, accrued and unpaid interest on the Loans and all other Obligations under this Agreement that are then due and payable.
At the Borrower’s request and expense, the Lenders will promptly execute and deliver an instrument evidencing such release. A Facility Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of this Agreement.
SECTION .Limitation of Facility Guarantor’s Liability.
Each Facility Guarantor and, by its acceptance hereof, each of the Lenders hereby confirms that it is the intention of all such parties that the guarantee by such Facility Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Lenders and such Facility Guarantor hereby irrevocably agree that the obligations of such Facility Guarantor under the Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Facility Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Facility Guarantor in respect of the obligations of such other Facility Guarantor under its Guarantee or pursuant to Section 7.04, result in the obligations of such Facility Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.
SECTION .Contribution.
In order to provide for just and equitable contribution among the Facility Guarantors, the Facility Guarantors agree, between or among themselves, that each Facility Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Facility Guarantor hereunder based on the net assets of each other Facility Guarantor and the Borrower. The preceding sentence shall in no way affect the rights of the Lenders to the benefits of this Agreement, the Loans or the Guarantees.
SECTION .Waiver of Subrogation.
Each Facility Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
SECTION .Waiver of Stay, Extension or Usury Laws.
Each Facility Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law that would prohibit or forgive such Facility Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force; and each Facility Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Lenders, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE XXI
ARTICLE XXII
ARTICLE XXIIIMiscellaneous
SECTION .Notices.
Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, as follows:
(a)if to any Loan Party, to it at American Apparel, Inc. 747 Warehouse St., Los Angeles, CA 90021, Attention: Glenn Weinman (Telecopy No. (213) 201-3048), (E-Mail glenn@americanapparel.net), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Attention: David Reamer (Telecopy No. (213) 621-5052); E-Mail dreamer@skadden.com);
(b)if to the Initial Lender, to it at the following address:
Lion/Hollywood L.L.C.
100 Wilshire Boulevard
Los Angeles, CA 90401
Attention: Jeff Chang
E-Mail Address: chang@lioncapital.com

(c)if to any Credit Party, to it at its address (or facsimile number or e-mail address) as set forth on Schedule 1.01(a) hereto or on any Assignment and Acceptance.
Notwithstanding the foregoing, any notice hereunder sent by e-mail shall be solely for the distribution of (i) routine communications such as financial statements and (ii) documents and signature pages for execution by the parties hereto, and for no other purpose. Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given three (3) days after mailing or otherwise upon delivery.
SECTION .Waivers; Amendments.
(a)No failure or delay by any Credit Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 8.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.
(b)Except as otherwise specifically provided herein, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan

Parties and the Required Lenders; provided however, that no such waiver, amendment, modification or other agreement shall:
(i)Increase the Commitment of any Lender without the prior written consent of such Lender;
(ii)Reduce the principal amount of any Obligation or reduce the rate of interest thereon, or reduce any fees payable under the Loan Documents without the consent of the Lenders adversely affected thereby;
(iii)Postpone the scheduled date of payment of the principal amount of any Obligation, or any interest thereon, or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the expiration of the Commitments or postpone the Maturity Date without the consent of the Lenders adversely affected thereby;
(iv)change Section 2.08(a) without the prior written consent of each Lender adversely affect thereby;
(v)Without prior written consent of all Lenders:
(A)    release all or substantially all of the Facility Guarantors under the Guarantee (except in accordance with Section 7.02) or, if applicable, release all or substantially all of the Collateral (except as provided in the Security Documents or in accordance with Section 7.02) under the Security Documents (to the extent in effect);
(B)    subordinate the Obligations hereunder or, if applicable, the Liens granted hereunder or under the other Loan Documents to any other Indebtedness or Lien, as the case may be, other than the Liens securing the “Obligations” (as defined in the First Lien Credit Agreement) of American Apparel (USA), LLC and the other “Loan Parties” under the First Lien Loan Documents or the “Obligations” (as defined in the Senior Notes Indenture) of American Apparel, Inc. and the “Guarantors” under the Senior Notes Indenture and the other Senior Notes Documents;
(C)    change any of the provisions of this Section 8.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; or
(D)    change Section 8.04(a).
(c)Notwithstanding anything to the contrary contained in this Section 8.02, in the event that the Borrower shall request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 8.02(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of all of the Lenders, the Borrower and such Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) subject to their providing for (i) the termination of each Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Eligible Assignees, or an increase in the Commitment of one or more of the Required Lenders, so that the Total Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, fees and other amounts) of the

Minority Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.
(d)No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement or any other Loan Document shall be effective against the Borrower or any other Loan Party unless signed by the Borrower or other applicable Loan Party.
SECTION .Expenses; Indemnity; Damage Waiver.
(a)The Loan Parties shall be jointly and severally obligated pay all Credit Party Expenses.
(b)The Loan Parties shall, jointly and severally, indemnify the Credit Parties and each of their Subsidiaries and Affiliates, and each of their respective stockholders, directors, officers, employees, agents, attorneys, and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loans or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates). In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel.
(c)No Loan Party shall assert and, to the extent permitted by Applicable Law, each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Loan Documents, any Loans or the use of the proceeds thereof.
(d)The provisions of this Section 8.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of any Loan Document, or any investigation made by or on behalf of any Credit Party.

All amounts due under this Section 8.03 shall be payable no later than ten (10) days after written demand therefor.
SECTION .Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Indemnitees), any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided, however, that each assignment shall be subject to the following conditions: (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to an assignment shall not be less than $1,000,000, or, if less, the entire remaining amount of the assigning Lender’s Loans; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under all of the Loans; and (iii) the parties to each assignment shall execute and deliver to the Borrower and the other Lenders an Assignment and Acceptance. Subject to acceptance and recording thereof pursuant to Section 8.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.04(e). The Loan Parties hereby acknowledge and agree that any assignment shall give rise to a direct obligation of the Loan Parties to the assignee and that the assignee shall be considered to be a “Credit Party” for all purposes under this Agreement and the other Loan Documents.
(c)The Borrower and each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive and the Loan Parties and Credit Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and any written consent to such assignment required by Section 8.04(b), the Borrower and each Lender shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 8.04(d).

(e)Any Lender may, without the consent of the Loan Parties or any other Person, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it), subject to the following:
(i)such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
(ii)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(iii)the Loan Parties and other Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(iv)any agreement or instrument pursuant to which a Lender sells a participation in the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.02(b) that adversely affects such Participant;
(v)subject to clauses (viii) and (ix) of this Section 8.04(e), the Loan Parties agree that each Participant shall be entitled to the benefits of Section 2.06 and Section 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.04(b);
(vi)to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender;
(vii)each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR §5f.103-1(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts (and stated interest) and other Obligations from time to time. The entries in each Participation Register shall be conclusive and the Loan Parties and the Credit Parties may treat each Person whose name is recorded in a Participation Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 2.06, Section 2.12, and Section 8.08). The Participation Register shall be available for inspection by the Borrower and any Credit Party at any reasonable time and from time to time upon reasonable prior notice;
(viii)a Participant shall not be entitled to receive any greater payment under Section 2.06 or Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; and
(ix)a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.12(e) as though it were a Lender; provided, however, that a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 with respect to any withholding Tax that is imposed on amounts payable to such Participant at the time it acquires its participation except to the extent that the Lender from which it acquired its participation was entitled at such time to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.12.
(f)Any Credit Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Credit Party, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section 8.04 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Credit Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Credit Party as a party hereto.
(g)The Loan Parties authorize each Credit Party to disclose to any Participant or assignee and any prospective Participant or assignee, subject to the provisions of Section 8.15, any and all financial information in such Credit Party’s possession concerning the Loan Parties which has been delivered to such Credit Party by or on behalf of the Loan Parties pursuant to this Agreement or which has been delivered to such Credit Party by or on behalf of the Loan Parties in connection with such Credit Party’s credit evaluation of the Loan Parties prior to becoming a party to this Agreement.
SECTION .Survival.
All covenants, agreements, indemnities, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation is outstanding and unpaid and so long as the Commitments have not expired or been irrevocably terminated. The provisions of Section 2.06, Section 2.12 and Section 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests, if any, in the Collateral, the Credit Parties, may require such assurances and indemnities as it shall reasonably deem necessary or appropriate to protect the Credit Parties against loss on account of such release and termination, including, without limitation, with respect to credits previously applied to the Obligations that may subsequently be reversed or revoked.
SECTION .Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the applicable Loan Parties and when the Initial Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION .Severability.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION .Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Credit Party, each Participant, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Credit Party, Participant, or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement or other Loan Document held by a Credit Party, irrespective of whether or not such Credit Party shall have made any demand under this Agreement or other Loan Document and although such obligations may be matured or unmatured or otherwise fully secured. The applicable Lender shall provide the Borrower with written notice promptly after any exercise of the right of setoff. The rights of each Credit Party under this Section 8.08 are in addition to other rights and remedies (including other rights of setoff) that such Credit Party may have. Notwithstanding the foregoing, no Credit Party will, or will permit its Participant to, exercise its rights under this Section 8.08 without the consent of the Required Lenders. ANY AND ALL RIGHTS TO REQUIRE ANY CREDIT PARTY TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY ANY CREDIT PARTY OF ITS RIGHT OF SETOFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
SECTION .Governing Law; Jurisdiction; Consent to Service of Process.
(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)Each Loan Party agrees that any suit for the enforcement of this Agreement or any other Loan Document shall be brought in the federal or state courts of the State of New York and consents to the exclusive jurisdiction of such courts. Each party to this Agreement hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement against a Loan Party or its properties in the courts of any jurisdiction.
(c)Each Loan Party agrees that any action commenced by any Loan Party asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the federal or state courts of the State of New York and consents to the exclusive jurisdiction of such courts with respect to any such action.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION .WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION .Press Releases and Related Matters.
Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Initial Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Initial Lender and without the prior written consent of the Initial Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with the Initial Lender before issuing such press release or other public disclosure. The Borrower consents to the publication by the Initial Lender or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark. The Initial Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
SECTION .Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION .Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall be found by a court of competent jurisdiction in a final order to exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION .Additional Waivers.
(a)To the fullest extent permitted by Applicable Law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this

Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release of any Loan Party from, any of the terms or provisions of, this Agreement, any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of any Credit Party.
(b)The obligations of each Loan Party, whether set forth hereunder or pursuant to any Guarantee, to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of all Commitments to any Loan Party under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of any Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after termination of all Commitments to any Loan Party under any Loan Document).
(c)To the fullest extent permitted by Applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations after the termination of all Commitments to any Loan Party under any Loan Document. The Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of Commitments to any Loan Party under any Loan Document. Pursuant to Applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)Any indebtedness of any Loan Party now or hereafter held by any other Loan Party or any Subsidiary thereof is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party or any such Subsidiary on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Lenders, to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.
(e)Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party waives all rights and defenses arising out of an election of remedies by any Credit Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Credit Party’s rights of subrogation and reimbursement against such Loan Party by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise. To the extent applicable, each Loan Party waives all rights and defenses that such Loan Party may have because the Obligations are secured by Real Estate which means, among other things: (i) a Credit Party may collect from any Loan Party without first foreclosing on any Real Estate or personal property Collateral pledged by a Loan Party; (ii) if any Credit Party forecloses on any Real Estate pledged by any Loan Party, the amount of the Obligations may be reduced only by the price for which that Real Estate is sold at the foreclosure sale, even if the Real Estate is worth more than the sale price; and (iii) the Credit Parties may collect Obligations from a Loan Party even if a Credit Party, by foreclosing on any such Real Estate, has destroyed any right any Loan Party may have to collect from the other Loan Parties. This is an unconditional and irrevocable waiver of any rights and defenses any Loan Party may have because the Obligations are secured by Real Estate. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.
(f)Each Loan Party hereby agrees to keep each other Loan Party fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations, and in particular as to any adverse developments with respect thereto. Each Loan Party hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Loan Party, and of the ability of each other Loan Party to perform its Obligations, and in particular as to any adverse developments with respect to any thereof. Each Loan Party hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Credit Parties shall have no duty to inform any Loan Party of any information pertaining to the business, affairs, finances, or financial condition of any other Loan Party, or pertaining to the ability of any other Loan Party to perform its Obligations, even if such information is adverse, and even if such information might influence the decision of one or more of the Loan Parties to continue to be jointly and severally liable for, or, to the extent applicable, to provide Collateral for, Obligations of one or more of the other Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party hereby expressly waives any duty of the Credit Parties to inform any Loan Party of any such information.
SECTION .Confidentiality.
(a)Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their Affiliates and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations, (g) with the consent of the Loan Parties or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, the term “Information,” means all information received from the Loan Parties relating to their business, other than any such information that is available to the Credit Parties on a nonconfidential basis prior to disclosure by the Loan Parties provided that, in the case of information received from the Loan Parties after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Each of the Loans Parties agrees to maintain the confidentiality of the Lender Information (as defined below), except that Lender Information may be disclosed (a) to their Affiliates and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, or (e) with the consent of the Credit Parties. In the event that any Loan Party is permitted to disclose Lender Information pursuant to clause (b) or (c) above, such Loan Party will notify the Credit Parties as early as practicable prior to such disclosure. For the purposes of this Section, the term “Lender Information,” means all information received from the Loan Parties in connection with the Loan Documents or set forth therein, including, without limitation, the identity of the Credit Parties and their Affiliates. Any Person required to maintain the confidentiality of Lender Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION .Patriot Act.
Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Act. The Borrower is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION .Foreign Asset Control Regulations.
Neither the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN APPAREL, INC.
as Borrower

By:    /s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Executive Vice President, General Counsel and Secretary

AMERICAN APPAREL (USA), LLC, as Facility Guarantor

By:    /s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Executive Vice President, General Counsel and Secretary

AMERICAN APPAREL RETAIL, INC., as Facility Guarantor

By:    /s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Executive Vice President, General Counsel and Secretary

AMERICAN APPAREL DYEING & FINISHING, INC., as Facility Guarantor

By:    /s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Executive Vice President, General Counsel and Secretary

KCL KNITTING, LLC, as Facility Guarantor

By:    /s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Executive Vice President, General Counsel and Secretary

FRESH AIR FREIGHT, INC., as Facility Guarantor

By:    /s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Executive Vice President, General Counsel and Secretary
LION/HOLLYWOOD L.L.C., as Initial Lender

By:    /s/ Jacob Capps
Name: Jacob Capps
Title: President

Schedule 1.01(a)
Lenders and Commitments

Lender	Commitment
Lion/Hollywood L.L.C.	$4,500,000
Address for Lion/Hollywood L.L.C.: 100 Wilshire Boulevard Los Angeles, CA 90401

Schedule 3.01
Organization Information

Entity Name (as it appears on such Company’s Certificate)	Entity Type	Jurisdiction of Organization	Org ID No.	Tax ID No.
American Apparel, Inc.	Corporation	Delaware	4004038	20-3200601
American Apparel (USA), LLC	Limited Liability Company	California	200729010015	26-2368940
American Apparel Retail, Inc.	Corporation	California	C2605535	72-1577829
American Apparel Dyeing & Finishing, Inc.	Corporation	California	C2687444	41-2150324
KCL Knitting, LLC	Limited Liability Company	California	200023610152	95-4819518
Fresh Air Freight, Inc.	Corporation	California	C2527267	45-0533870